FIRST AMENDMENT TO

RENAISSANCE CAPITAL GREENWICH FUNDS

DISTRIBUTION AGREEMENT

This First Amendment (the "Amendment") to the Distribution Agreement dated as of August 27,2013 (the "Agreement") by and between Renaissance Capital Greenwich Funds, a Delaware statutory trust (the "Trust") and Foreside Fund Services, LLC, a Delaware limited liability company (the "Distributor") is entered into as of September 25, 2013 (the "Effective Date").

WHEREAS, the Trust and Distributor desire to update Section 3(m) of the Agreement  to reflect that the Distributor  is not providing order-taker services for the Trust; and

WHEREAS, pursuant to Section 8(b) of the Agreement all amendments are required to be in writing and signed by the parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

I.

Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

II.

Section 3(m) of the Agreement is hereby deleted in its entirety and replaced with the following:

The Distributor shall work with the Index Receipt Agent to review and accept or reject orders placed by Authorized Participants and transmitted to the Distributor by the Index Receipt Agent.

III.

All other terms and conditions of the Agreement remain in effect and are hereby incorporated herein by reference.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

RENAISSANCE  CAPITAL GREENWICH  FUNDS

FORESIDE FUND SERVICES, LLC